Exhibit 3.7

CERTIFICATE OF FORMATION

OF

PG INVESTMENTS THREE, L.L.C.

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter the “limited liability company”) is PG Investments Three, L.L.C.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of PG Investments Three, L.L.C. this 25th day of August, 2000.

/s/ David F. Hannan
David F. Hannan
Authorized Person

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

PG INVESTMENTS THREE, L.L.C.

1.	The name of the limited liability company is PG Investments Three, L.L.C.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: the FIRST Article of the Certificate of Formation is deleted in its entirety and the following is substituted in its place:

“FIRST: The name of the limited liability company is American Land Holdings of Illinois, LLC”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Formation of PG Investments Three, L.L.C. this 25th day of August 2005.

PG INVESTMENTS THREE, L.L.C.

By:	/s/ Joseph W. Bean
Joseph W. Bean, Authorized Person